Exhibit 2.1

Execution Version

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FULCRUM SIERRA BIOFUELS, LLC

Dated as of

February 14, 2012

i

TABLE OF CONTENTS, cont’d

Page

SCHEDULE 1	Register of Members

ii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FULCRUM SIERRA BIOFUELS, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is executed and entered into by Fulcrum Sierra Finance Company, LLC, a Delaware limited liability company (the “Member”), the sole member of Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company (the “Company”), as of February 14, 2012. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1.9.

RECITALS

WHEREAS, the Certificate of Formation of the Company was filed with the Office of the Secretary of State of Delaware on February 7, 2008;

WHEREAS, Fulcrum Sierra Holdings, LLC, a Delaware limited liability company (“Fulcrum”), as the sole member of the Company, entered into a Limited Liability Company Agreement of the Company, dated as of February 7, 2008 (the “Original LLC Agreement”);

WHEREAS, Fulcrum and IMS Nevada LLC, a Delaware limited liability company (“IMS Nevada”, and together with Fulcrum, the “Former Members”), a wholly-owned subsidiary of InEnTec Inc., a Delaware corporation (“InEnTec”), entered into an Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 1, 2008, amending and restating the Original LLC Agreement, as amended by the Letter Agreement regarding the First Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 23, 2009, and the Second Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 1, 2009 (the “First A&R LLC Agreement”);

WHEREAS, pursuant to Section 8.15 of the First A&R LLC Agreement, Fulcrum and IMS Nevada have agreed that it is in the best interests of the Company for the Former Members to hold their interests in the Company through an intermediate holding company, which intermediate holding company shall in turn be the sole owner of the Company;

WHEREAS, concurrently with the execution of this Agreement, the Former Members are entering into a Limited Liability Company Agreement for the Member, and assigning their interests in the Company to the Member; and

WHEREAS, the Former Members have agreed that the Member shall act as the sole member of the Company on the terms set forth herein.

ARTICLE 1

GENERAL TERMS

1.1 Limited Liability Company and Disregarded for Tax Purposes. The Company has been formed as a limited liability company under the LLC Act for the purposes, and subject to the other provisions, set forth herein. The Company shall be disregarded as an entity separate from the Member solely for federal and state tax purposes to the maximum extent permitted by law.

1.2 Filing of Certificate. An individual, as an “authorized person” within the meaning of the LLC Act, executed, delivered and filed the Certificate of Formation of the Company (as amended and or restated from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on February 7, 2008. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, such individual’s powers as an “authorized person” ceased, and the Member and each Officer, thereupon became a designated “authorized person” and shall each continue as a designated “authorized person” within the meaning of the LLC Act. The Member or any Officer, as an authorized person, within the meaning of the LLC Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the LLC Act to be filed with the Secretary of State of the State of Delaware.

1.3 Name. The name of the Company shall be Fulcrum Sierra BioFuels, LLC.

1.4 Registered Agent and Office. The Company shall maintain within the State of Delaware a registered agent for service of process on the Company and a registered office in accordance with the provisions of LLC Act.

1.5 Term. The term of the Company began on the date of filing of the Certificate with the Secretary of State of the State of Delaware (the “Formation Date”), and shall continue in perpetuity, unless the Company is earlier dissolved in accordance with the provisions of Article 5.

1.6 Purpose. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the purpose and business of the Company shall be the conduct of any business or activity that may be conducted by a limited liability company organized pursuant to the LLC Act.

1.7 Limitation on Business. In connection with the initial construction of the Project, the Company shall use a Core System (as defined in the Master Purchase and License Agreement, the “Core System”) and shall not purchase, lease or use any competitor’s device or technology in place of the Core System, without first obtaining the express written consent of InEnTec, unless (a) InEnTec is in material default or breach of such MPLA (after reasonable notice and opportunity to cure any such material default or breach in accordance with the notice and cure provisions thereof), (b) the Company has discovered any critical defect or similar problem with the Core System or InEnTec’s technology (including InEnTec’s failure to have sufficient proprietary rights in such technology) that is reasonably likely to make use of such

Core System or InEnTec’s technology unfit for its intended purpose in the Project, taking into account all relevant factors, including reasonably likely cures by InEnTec with respect to any such defect or similar problem, or (c) InEnTec becomes bankrupt or insolvent. With respect to any dispute as to the existence of any condition under clause (a) or (b) of this Section 1.7, the burden of proving by clear and convincing evidence the existence of such condition shall be on the Company.

1.8 Filings. The Officers shall cause to be filed all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the State of Delaware and other applicable jurisdictions as the Member may from time to time deem necessary or advisable for the operation of the Company.

1.9 Definitions and Interpretation.

(a) Definitions. Unless otherwise required by the context in which any capitalized term appears, or unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth below.

“Affiliate” means, when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, partnership interests or other equity interests, or by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement, and includes all schedules hereto.

“Certificate” has the meaning set forth in Section 1.2.

“Company” has the meaning set forth in the preamble to this Agreement.

“Core System” has the meaning set forth in Section 1.7.

“Formation Date” has the meaning set forth in Section 1.5.

“Fulcrum” has the meaning set forth in the recitals to this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Indemnified Parties” has the meaning set forth in Section 3.3(b).

“InEnTec” has the meaning set forth in the recitals to this Agreement.

“Liquidator” has the meaning set forth in Section 5.2(b).

“LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time; provided, however, that if any amendment to the LLC Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the LLC Act as so amended or by such succeeding or successor law, as the case may be, the term “LLC Act” shall refer to the LLC Act as so amended or to such succeeding or successor law only after the appropriate election by the Member.

“LLC Interest” means the entire legal and equitable ownership interest of a Member in the Company at any particular time.

“Master Purchase and License Agreement” or “MPLA” means the Master Purchase and Licensing Agreement, dated as of April 1, 2008, by and between Fulcrum BioEnergy, Inc. and InEnTec, and any purchase order executed in connection therewith.

“Member” means Fulcrum Sierra Finance Company, LLC, a Delaware limited liability company, and any other Person admitted as an additional or substitute member of the Company pursuant to this Agreement, each in its capacity as a member of the Company, so long as Fulcrum Sierra Finance Company, LLC or such Person, as the case may be, has not ceased to be a member of the Company hereunder.

“Officers” has the meaning set forth in Section 3.2.

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Person” means any individual, partnership, corporation, association, business trust, limited liability company, or other entity.

“Project” means a waste-to-fuels conversion project being developed by the Company, to be located at 3600 Peru Drive, Storey County, McCarran, Nevada 89434.

“Secretary” has the meaning set forth in Section 3.2.

“U.S.” means the United States of America.

(b) Interpretation. Reference to a given Section or Schedule is a reference to a Section or Schedule of this Agreement, unless otherwise specified. The terms “hereof,” “herein,” “hereto,” “hereunder” and “herewith” refer to this Agreement as a whole. Except where otherwise expressly provided or unless the context otherwise necessarily requires: (i) reference to a given agreement, instrument, statute or regulation is a reference to that agreement, instrument, statute or regulation as modified, amended, supplemented and restated from time to time, and, as to a statute or regulation, any successor statute or regulation, (ii) accounting terms have the meanings given to them by GAAP applied on a consistent basis by the accounting entity to which they refer, (iii) references to “dollars” or “$” shall mean the lawful currency of the U.S., (iv) reference to a Person includes its successors and permitted assigns, (v) references to any term in this Agreement when used in the singular shall have the same meanings when used in the plural and vice versa, (vi) the masculine shall include the feminine and neuter, and vice versa, and (vii) “includes” or “including” means “including, for example and without limitation.”

ARTICLE 2

ECONOMIC PROVISIONS

2.1 Contributions. The Member may make capital contributions to the Company at the Member’s sole discretion.

2.2 Loans. The Member may make loans to the Company at the Member’s sole discretion and on terms established in the Member’s sole discretion.

2.3 Allocation of Profits and Losses. For each fiscal year of the Company, each item of income, gain, deduction and credit of the Company shall be allocated entirely to the Member, and treated, solely for tax purposes, as though earned directly by the Member.

2.4 Distributions. All distributions of cash or property by the Company shall be made entirely to the Member at such times as the Member determines in its sole discretion. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the LLC Act or other applicable law.

2.5 Fiscal Year. Unless otherwise determined by the Member, the fiscal year of the Company shall be the calendar year.

ARTICLE 3

MANAGEMENT

3.1 Generally. Except as provided in Section 3.2, the Company shall be managed by the Member. The Member may take action by written consent.

3.2 Officers. From time to time, the Member may appoint such officers (“Officers”), including a secretary (the “Secretary”), with such authority as the Member deems necessary or advisable in connection with the affairs of the Company. The Officers shall manage the day-to-day affairs of the Company and shall perform such other duties as may be delegated to them by the Member from time to time. The Member shall have the right to remove any Officer at any time with or without cause.

3.3 Liability and Indemnification.

(a) Exculpation of Member. None of the Member, any shareholder, constituent partner, member, officer, director, employee or agent of the Member or their respective Affiliates shall be liable, responsible or accountable in damages or otherwise to the Company for any act or omission performed or omitted (i) in good faith on behalf of the Company, (ii) in a manner reasonably believed by such Person to be within the scope of the authority granted to such Person by this Agreement, and (iii) in a manner not constituting willful misconduct, fraud or breach of fiduciary duty of loyalty.

(b) Indemnification of Member of the Company. The Company shall solely from assets of the Company and without recourse to the Member, indemnify, defend and hold harmless the Member, and any shareholder, constituent partner, member, officer, director, employee or agent of the Member or their respective Affiliates, and any Person serving at the request of the Company as a director, officer, employee, partner, trustee or independent contractor of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (all of the foregoing Persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”), for any and all claims or threats thereof, expenses and liabilities or threats thereof (including, without limitation, reasonable attorneys’ fees and costs of investigation and defense relating to the Company) that the Indemnified Party may incur by reason of any act performed or omitted to be performed by the Indemnified Party in connection with the business of the Company and from liabilities or obligations of the Company imposed on such party by virtue of such party’s position with the Company (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to this Agreement in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the Indemnified Party in bad faith or in a manner constituting willful misconduct, fraud or breach of fiduciary duty of loyalty. Expenses incurred by the Indemnified Party in defense or settlement of any claim that may be subject to indemnification may be advanced by the Company prior to the final disposition thereof upon (i) receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined ultimately that the Indemnified Party is not entitled to indemnification and (ii) a reasonable determination that the Member is able to repay such amounts under such circumstances.

ARTICLE 4

THE MEMBERS

4.1 Assignments. The Member may at any time assign in whole or in part its LLC Interest in the Company. If the Member transfers any of its interest in the Company pursuant to this Section 4, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its interest in the Company, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

4.2 Register of Members. The Officers shall prepare and maintain a register of the Members of the Company, which shall be kept with the official records of the Company at the principal place of business of the Company. The register shall record the name and mailing address of each Member, the date such Person became a Member, and the percentage of the LLC Interest held by such Member. The initial register shall be in the form attached hereto as Schedule 1. The Secretary shall enter into the register any Person who has become a Member in accordance with the provisions of Section 4.1 or Section 4.3.

4.3 Admission of New Members. One or more additional members may be admitted to the Company at the sole discretion of the Member.

4.4 Resignation of Member. Notwithstanding anything to the contrary herein, the Member shall not resign as a member of the Company, and no event set forth in Section 5.1 shall, in and of itself, cause or be deemed to cause the resignation of the Member from the Company. To the fullest extent permitted by law, any purported resignation by the Member shall be null and void.

ARTICLE 5

DISSOLUTION AND TERMINATION

5.1 Events of Dissolution. The Company shall be dissolved upon the first to occur of the following:

(a) the election of the Member, but only on the effective date of dissolution specified by the Member in such writing at the time of such approval;

(b) entry of a decree of judicial dissolution under the LLC Act;

(c) any time there are no members of the Company unless the Company is continued in accordance with the LLC Act; or

(d) any other event that causes a dissolution of the Company because the LLC Act mandates dissolution upon the occurrence of such other event.

5.2 Procedures Upon Dissolution.

(a) General. If the Company dissolves, the Company shall commence winding up pursuant to the appropriate provisions of the LLC Act and the procedures set forth in this Section 5.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company shall continue to be governed by this Agreement.

(b) Control of Winding Up. The winding up of the Company shall be conducted under the direction of an Officer appointed by the Member (such Officer in such capacity hereinafter referred to as the “Liquidator”); provided, however, that if the dissolution is caused by entry of a decree of judicial dissolution pursuant to Section 5.1(b), the winding up shall be carried out in accordance with such decree.

(c) Manner of Winding Up. The Company shall engage in no further business following dissolution other than that necessary for the orderly winding up of the business and distribution of assets. The maintenance of offices shall not be deemed a continuation of the business for purposes of this Section 5.2(c). Upon dissolution of the Company, the Liquidator shall determine the time, manner and terms of any sale or sales of Company property pursuant to such winding up, consistent with its fiduciary responsibility and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Upon completion of winding up of the Company, the Liquidator shall cause to be filed a certificate of cancellation in accordance with the LLC Act.

(d) Application of Assets. In the case of a dissolution of the Company, the Company’s assets shall be applied as follows:

(i) Creditors. First, to satisfaction of the liabilities of the Company owing to third parties (including Affiliates of the Member) and to the Member, including, such reserves as are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company. Such reserves may be paid over by the Liquidator to an escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent, conditional or unmatured liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, subject to the LLC Act, such reserves shall be distributed to the Member or its assigns in the manner set forth in Section 5.2(d)(ii) below.

(ii) Member. Second, to the Member.

5.3 Termination of Company. Upon the completion of the liquidation of the Company and the distribution of all Company assets, the Company’s affairs shall terminate and the Liquidator shall cause to be executed and filed an appropriate certificate, if required, to such effect in the proper governmental office or offices, as well as any and all other documents required to effectuate the termination of the Company.

5.4 Continuation of Company. Notwithstanding anything to the contrary set forth in this Agreement, the Company (a) shall not dissolve upon the bankruptcy of the Member and (b) shall continue to exist without dissolution.

ARTICLE 6

RESERVED

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Amendment. Except as otherwise provided herein, any amendment to this Agreement must be in writing and approved by the Member.

7.2 Notices. Any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall, to the extent reasonably practicable, be sent by telecopy, and if not reasonably practicable to send by telecopy, then by hand delivery, overnight courier, telegram or certified mail (return receipt requested), to the other parties at the addresses set forth below:

(a) If to Fulcrum Sierra Finance Company, LLC, to it at:

c/o Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, CA 94588

Attn:    Richard D. Barraza

Fax:     (925) 730-0157

(b) if to the Company, to it at:

c/o Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, CA 94588

Attn:     Richard D. Barraza

Fax:     (925) 730-0157

Each party may change the place to which notice shall be sent or delivered or specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other parties. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received: (i) if sent by hand, overnight courier or telegram, the date when duly delivered at the address of the recipient; (ii) if sent by certified mail, the date of the return receipt; or (iii) if sent by telecopy, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telecopy was sent indicating that the telecopy was sent in its entirety to the recipient’s telecopy number.

7.3 Governing Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction).

7.4 Binding Effect. This Agreement shall be binding on all successors and assigns of the Member and inure to the benefit of the respective successors and permitted assigns of the Member, except to the extent of any express contrary provision in this Agreement.

7.5 Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired, or invalidated by reason of such holding.

7.6 Captions. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

7.7 No Rights in Third Parties. The provisions of this Agreement are for the exclusive benefit of the Member and its successors and permitted assigns. This Agreement is not intended to benefit or create rights in any other Person (including any governmental Person), including (a) the Company, (b) any Person (including any governmental Person) to whom any debts, liabilities or obligations are owed by the Company, or any Member or (c) any liquidator, trustee or creditor acting on behalf of the Company. No such creditor or any other Person (including any governmental Person) shall have any rights under this Agreement, including rights with respect to enforcing the payment of capital contributions, unless specifically set forth herein or therein.

7.8 No Title to Company Property. All property owned by the Company, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest or title in such property except indirectly through such Member’s ownership of LLC Interest.

7.9 Persons Not Named. Unless named in this Agreement, or unless admitted to the Company as a member by consent of the Member, no Person shall be considered a Member. The Company and the Member need deal only with Persons so named or admitted as Members; provided, however, that any distribution by the Company to the Person shown on the Company records as a Member or its legal representative or the assignee of the right to receive Company distributions as herein provided, shall relieve the Company and the Member of all liability to any other Person who may be interested in such distribution by reason of any other assignment by the Member, bankruptcy of the Member or any other reason.

[Signature page follows]

IN WITNESS WHEREOF, a duly authorized officer of the sole member of Fulcrum Sierra BioFuels, LLC has executed this Second Amended and Restated Limited Liability Company Agreement as of the date first above-written.

Fulcrum Sierra Finance Company, LLC,
a Delaware limited liability company

By:	/s/ E. James Macias
Name:	E. James Macias
Title:	President

FULCRUM SIERRA BIOFUELS, LLC

SECOND AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE I

REGISTER OF MEMBERS

of

FULCRUM SIERRA BIOFUELS, LLC

Name and Mailing Address of Member	Date Admitted as Member	Percentage of Interests Held

Fulcrum Sierra Finance Company, LLC	February 14, 2012	100%
c/o Fulcrum BioEnergy, Inc. 4900 Hopyard Road, Suite 220 Pleasanton, CA 94588 Attn: Richard D. Barraza Fax: (925) 730-0157